EXHIBIT 99

COOPER TIRE & RUBBER COMPANY	NEWS RELEASE
701 Lima Ave. – Findlay, OH 45840
(419)423-1321 – www.coopertire.com
[COOPER LOGO]

COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE August 2, 2005

Cooper Tire & Rubber Company Reports
Second Quarter Results

Findlay, Ohio, August 2, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $7 million or 11 cents per share for the second quarter and a net loss of $2 million or 3 cents per share for the six month period ended June 30, 2005. The Company’s operations and results for the second quarter and the first half of the year were negatively impacted by the work stoppage in its Texarkana, Ark. production facility which began in March and continued into April. The work stoppage, which was resolved with the ratification of a 5-year contract on April 10, 2005, had the effect of reducing net income by $9 million or 15 cents per share in the second quarter and $14 million or 22 cents per share in the first half of the year.

During the quarter the Company repurchased $84 million of its publicly traded debt with maturity in 2009 through a public tender offer. The Company’s results reflect the $8 million in debt extinguishment costs incurred with the debt retirement. The results also reflect an income tax benefit of $11 million. Taxes for the quarter were calculated, as accounting rules require, utilizing anticipated effective tax rates forecasted for the full year.

Net sales for the Company increased to $511 million in the quarter compared to $509 million in the second quarter of 2004. For the first six months of the year, the Company had net sales of $1 billion, or a 4 percent increase compared to $989 million in the first half of 2004.

Commenting on the quarterly results, Cooper chairman, president and chief executive officer Thomas A. Dattilo said, “We have worked hard to overcome some very difficult operating conditions during the quarter and the first half of the year. We made good progress once the strike was behind us and that progress was clearly evident in June, but it was not enough to offset the broad impact on sales and disruption of our manufacturing operations in the first two months of the quarter.”

North American Tire Operations

Net sales for Cooper’s North American tire operations in the second quarter were $460 million, up 1 percent compared to the second quarter of 2004. The increase in sales was the result of significant improvements in price and mix, but these were almost completely offset by lower unit sales. The lower unit volume was partly the result of weaker than expected market demand for the industry overall and more particularly in the light truck replacement tire market segment. Industry shipments of replacement tires for passenger vehicles from Rubber Manufacturers’ Association (RMA) member companies increased just over 2 percent in the quarter while light truck replacement tire shipments decreased by more than 3 percent. In addition, the Company’s continuing reduction of broadline sales to less profitable distribution channels, as well as sales lost due to the production disruption in Texarkana and the resulting imbalance in tire inventory contributed to the lower overall unit sales.

Operating profit for North American tire operations was $2 million in the second quarter compared to $22 million in the second quarter of 2004. The lower operating profit was the result of lower overall sales volume, the impact of the strike in Texarkana and higher raw material costs. These were only partially offset by improved price and mix.

For the first six months of the year, North American tire operations sales were $924 million, up 5 percent compared to $884 million in sales during the first half of 2004. Operating profit for North American tire operations was $10 million in the first half compared to $35 million recorded in the same period a year ago.

Year-to-date, the Company’s tire unit volumes in North America are down 5 percent while industry volumes are up approximately 2 percent.

International Tire Operations

Net sales for Cooper’s international tire operations were $70 million in the second quarter of 2005, an increase of more than 11 percent compared to the $63 million in sales achieved in the second quarter of last year. The increase was driven by a 4 percent increase in unit sales, the positive impact of improved product price and mix, as well as favorable foreign currency exchange rates.

Operating profit for Cooper’s international tire operations was $2 million for the quarter compared to $4 million in the second quarter of last year. Expenses as a result of the startup of the Company’s operations in Asia and higher raw material costs were the most significant factors in the lower profit margin. These were partially offset by the higher overall unit sales volume in the Company’s European operations.

For the first six months of 2005, net sales for Cooper’s international tire operations were $136 million, an increase of 6 percent over the first half of 2004. Operating profit was $1 million in the first half of 2005 compared to $7 million in the same period a year ago.

Outlook

Providing some insight into the Company’s outlook for the second half of the year, Mr. Dattilo commented, “After a tough start to the year, our mission is to finish the year strong. We know what we have to do and I believe that we will. We have made progress in our manufacturing operations and processes. We are getting better at managing higher levels of production complexity related to the SKU proliferation in the marketplace and all the new tires we now offer. We are making progress in rationalizing our customer mix and we will continue to concentrate on our core independent dealer distribution. More importantly, we are seeing solid improvements in our order fill rates and our customer service levels that will help us generate stronger sales in the future.

“Increasing raw material costs will continue to be a major challenge for our company and our industry through at least the end of 2005. Natural rubber prices jumped significantly in the latter part of the second quarter and we see them remaining fairly steady for the next quarter. Stubbornly high oil prices and strong demand are driving most other materials higher as well, which is a direct contrast to the modest improvement we had anticipated. The higher cost of raw materials, compared to the same period last year, could impact our operating profit by as much as $35 to $40 million in the third quarter alone. As we have done in the past several quarters, we will need to offset these higher costs through our lean savings initiatives, improving our efficiency and through additional tire price increases if available.

“We will likely experience some lingering impact from the Texarkana strike in the rest of the year in the form of imbalanced inventory and lost sales of our premium light truck and sport truck products. But the new, more efficient equipment we have been installing and our plant expansions overall will put us in a better position to supply our customers with the products they need, when they need them. So we expect our sales in the third and fourth quarters should improve over last year.

“Considering all these factors and our internal plans, we remain confident that our results will show continuing improvement in the second half of the year. We expect modest operating margin improvement to about 4 percent in the third quarter and overall earnings in the range of 10 to 14 cents, which includes an impact of approximately 8 cents per share in the third quarter from the Texarkana strike and an estimated negative impact of 4 cents per share as a result of the unusual tax rate,” Dattilo concluded.

Board of Directors Actions

The Company also announced today that its audit committee has completed its review of Cooper Tire’s stockholder rights plan (Three-Year Independent Director Evaluation). Cooper Tire’s Audit Committee determined, after considering a number of factors, that the rights plan continues to be in the best interests of Cooper Tire & Rubber Company and its stockholders and should be maintained in its current form; July 20, 2005, the Board of Directors of Cooper Tire & Rubber Company adopted the Audit Committee’s recommendation.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at: www.coopertireandrubber.com

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended		Six Months Ended
	June 30		June 30
	2004	2005	2004	2005
Net sales	$509,186	$510,930	$989,196	$1,024,987
Cost of products sold	444,479	473,020	872,013	938,395

Gross profit	64,707	37,910	117,183	86,592
Selling, general and administrative	43,403	37,497	86,375	80,298
Restructuring charges	679	—	679	—

Operating profit	20,625	413	30,129	6,294
Interest expense	7,832	14,349	14,379	28,564
Debt extinguishment cost	—	8,441	0	8,441
Interest Income	(307)	(4,520)	(729)	(10,134)
Other income — net	206	(308)	412	(1,537)

Income (loss) before taxes	12,894	(17,549)	16,067	(19,040)
Provision (credit) for taxes	4,023	(11,131)	5,013	(11,578)

Income (loss) from continuing operations	8,871	(6,418)	11,054	(7,462)
Income (loss) from discontinued operations,
net of income taxes	25,108	(463)	47,224	5,797

Net Income	$33,979	($6,881)	$58,278	($1,665)

Basic earnings per share
Income (loss) from continuing operations	$0.12	($0.10)	$0.15	($0.11)
Income (loss) from discontinued operations	$0.34	($0.01)	$0.64	$0.09

Net Income	$0.46	($0.11)	$0.79	($0.03)	*
Diluted earnings per share
Income (loss) from continuing operations	$0.12	($0.10)	$0.15	($0.11)
Income (loss) from discontinued operations	$0.33	($0.01)	$0.62	$0.09

Net Income	$0.45	($0.11)	$0.77	($0.03)	*
Weighted average shares outstanding
Basic	74,432	62,250	74,241	66,039
Diluted	75,444	62,250	75,243	66,039
Depreciation	$27,193	$26,704	$53,793	$52,351
Amortization of intangibles	$776	$753	$1,567	$1,485
Capital expenditures	$32,790	$53,921	$57,618	$89,118
Segment information
Net sales
North American Tire	$456,344	$459,807	$884,291	$923,677
International Tire	63,129	70,141	128,418	135,630
Eliminations	(10,287)	(19,018)	(23,513)	(34,320)
Segment profit
North American Tire	$21,898	$2,264	$34,981	$9,731
International Tire	3,661	1,602	6,696	766
Unallocated corporate charges and eliminations	(4,934)	(3,453)	(11,548)	(4,203)
******************************
CONSOLIDATED BALANCE SHEETS
	June 30

	2004	2005

Assets
Current assets:
Cash and cash equivalents	$10,748	$444,747
Short-Term Investments	—	42,065
Accounts receivable	346,970	367,563
Inventories	242,741	329,931
Prepaid expenses, deferred income taxes and other	50,948	59,011
Assets of discontinued operations and held for sale	1,331,946	649

Total current assets	1,983,353	1,243,966
Property, plant and equipment	705,534	765,290
Goodwill	45,225	48,172
Restricted cash	1,766	13,362
Intangibles and other assets	190,850	343,192

	$2,926,728	$2,413,982

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$18,338	$98
Trade payables and accrued liabilities	307,390	310,410
Income taxes	—	1,266
Liabilities related to the sale of automotive operations	—	2,855
Liabilities of discontinued operations	363,509	68

Total current liabilities	689,237	314,697
Long-term debt	769,985	685,620
Postretirement benefits other than pensions	153,348	175,879
Other long-term liabilities	205,877	200,813
Long-term liabilities related to the sale of automotive operations	—	22,214
Deferred income taxes	30,620	44,227
Stockholders’ equity	1,077,661	970,532

	$2,926,728	$2,413,982

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments